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                                     EXHIBIT 99.1
                                    PRESS RELEASE

DOREMUS NEWSROOM                           200 Varick Street, New York, NY 10014
                                                   T:212.366.3100 F:212.366.3105

Contact: Paul J. Austgen
         Vice President & Chief Financial Officer
         Bliss & Laughlin Industries Inc.
         (312) 264-1800
                                                           FOR IMMEDIATE RELEASE

                  BLISS & LAUGHLIN INDUSTRIES INC. MERGER COMPLETED

    HARVEY, Ill., April 2--Bliss & Laughlin Industries Inc. (Nasdaq/NNM: BLIS) announced today that it has consummated the merger with a subsidiary of Bar Technologies Inc. in accordance with the terms of their previously announced merger agreement. Bliss & Laughlin Industries is the surviving corporation in the merger and has become a wholly owned subsidiary of Bar Technologies Inc.

    The merger agreement provides that each outstanding share of Bliss & Laughlin common stock will be cancelled and converted into the right to receive $9.50 in cash, without interest. Stockholders should await instructions from United States Trust Company of New York, the disbursing agent for payment of the merger consideration, regarding the surrender of their stock certificates.

    In view of the merger, Bliss & Laughlin's common stock will be removed from trading on the Nasdaq Stock Market, and as its stock transfer books have been closed, no further transfers of record of stock certificates will be made on its stock transfer books.

    Headquartered in Harvey, Ill., Bliss & Laughlin Industries Inc. is a manufacturer of cold finished steel bars, producing the widest range of grades, sizes and shapes in the industry.

                                     *    *    *

April 2, 1996


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